Exhibit 99.4
AGREEMENT FOR XGDSL SERVICES
THIS AGREEMENT FOR XGDSL SERVICES (“Agreement”) is entered into and effective as of March 29, 2006 (the “Effective Date”), by and between Covad Communications Company, a California corporation (“Covad”) with offices at 110 Rio Robles, San Jose, CA 95134, and EarthLink, Inc., a Delaware Corporation with offices at 1375 Peachtree Street, Atlanta, Georgia, 30309 (“EarthLink”). Covad and EarthLink are jointly referred to herein as the “Parties” or individually as a “Party.”
RECITALS
WHEREAS, EarthLink and Covad entered into the “Agreement for Next Generation DSL Service” on May 26, 2005 (“Trial Agreement”) for the development and deployment of Covad’s XGDSL services, including IP based voice and data services (collectively, “XGDSL Services”), and both Parties are currently collaborating in a limited commercial trial in the three metropolitan markets of the Dallas, TX, Seattle, WA and the San Jose/San Francisco Bay Area, CA;
WHEREAS, both Parties intend to proceed with commercial deployment of XGDSL Services in additional select markets nationwide;
WHEREAS, Covad is willing to provide EarthLink with XGDSL Services and EarthLink desires to purchase XGDSL Services for commercial use to residential and business end users;
WHEREAS, EarthLink will provide to Covad $50 million in investment funding to enable Covad to offer XGDSL Services in additional select markets in the Phase I Areas (as defined below) under the terms of this Agreement, in return for which Covad will issue equity of $10 million and convertible debt of $40 million to EarthLink (the “Phase I Financing”) on the Effective Date and pursuant to the certain financial agreements between the Parties, including the 12% Senior Secured Convertible Note due 2011 (“Phase I Note”), the Purchase Agreement, the Security Agreement, and the Registration Rights Agreement (collectively, the “Financing Agreements”);
WHEREAS, subject to certain terms and conditions as set forth in this Agreement, EarthLink may provide to Covad up to $43.6 million in investment funding to enable Covad to offer XGDSL Services in additional select markets in the Phase II Areas (as defined below) under the terms of this Agreement (but not more than the amount required to complete construction in the central offices (“COs”) to be built in the Phase II Areas) (the “EarthLink Phase II Financing”);
WHEREAS the Parties wish to enter into a new agreement regarding the provision of XGDSL Services by Covad to EarthLink that will restate and amend the Trial Agreement;
NOW THEREFORE, in exchange for the mutual covenants and agreements contained herein, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

1.	XGDSL SERVICE.
1.1	Overview. The XGDSL Service offered by Covad to EarthLink uses next-generation Digital Subscriber Line Access Multiplexer (“DSLAM”) technology/equipment located in the COs of incumbent local exchange carriers (“ILECs”) for the provision of data digital subscriber line (“DSL”) service and for the provision of voice services as well as value-added services. The XGDSL Service will be offered via unbundled loops purchased by Covad as unbundled network elements (“UNE”) pursuant to Covad’s interconnection agreements with ILECs. As used in this Agreement, the term “XGDSL Service” refers to services that will include next generation DSL data services and providing EarthLink End Users with the ability to place telephone calls after EarthLink has added certain additional services to the XGDSL Service including, but not limited to, voice switching, numbering resources, and connectivity to the Public Switched Telephone Network (“PSTN”).

1.2	Scope.
1.2.1	This Agreement is for the provision of XGDSL Service from Covad to EarthLink in the following geographic service areas: (1) the 133 ILEC COs listed in Exhibit 1 of the Trial Agreement in the three Metropolitan Areas of the Dallas, TX, Seattle, WA and the San Jose/San Francisco Bay Area, CA (the “Trial Areas”); (2) the metropolitan markets served by the ILEC COs listed in Exhibit 1 of this Agreement (the “Phase I Areas”); and (3) the metropolitan markets served by the ILEC COs agreed upon by the Parties in accordance with Exhibit 2 hereto (the “Phase II Areas”).

1.2.2	This Agreement shall supersede all sections, Exhibits, and provisions of the Trial Agreement, unless specifically referenced in this Agreement. Sections, provisions, and Exhibits of the Trial Agreement that are so referenced are hereby incorporated into this Agreement by this reference. If the portions of the Trial Agreement that are incorporated into this Agreement by reference are found to be inconsistent with this Agreement, then the terms of this Agreement shall prevail.
1.3	Service Description and Parameters. The XGDSL Service will provide EarthLink with a broadband DSL data and next-generation voice (after EarthLink adds certain technical services to the XGDSL Service) services via one or more UNE-loop connection(s) to the residence or office of the EarthLink end user (the “End User”), or the ability to offer the End User either a combination of data or voice service or a voice or data service singly, at EarthLink’s discretion and subject to technical and ILEC limitations. EarthLink will combine the XGDSL Service with its own information service applications to offer a retail service to the End Users, which may include, at EarthLink’s business discretion: voicemail; access to a variety of stored data concerning the End User’s voice services; enhanced unified messaging services; and other enhanced functionalities for the data, and voice components of the EarthLink service (the “EarthLink Service”). Nothing in this Agreement shall limit EarthLink’s ability to use the XGDSL Service for any lawful purpose, to offer any EarthLink Service to any class of End

Users, including without limitation residential and/or business End Users, or to limit in any way EarthLink’s ability to set the rates for the EarthLink Services that use the XGDSL Service. Exhibit 6 to this Agreement describes EarthLink’s requirements for video functionality for the Covad DSLAMs. Video capabilities may be added to XGDSL Services at a later date subject to additional terms and conditions to be agreed by the Parties in writing.
1.4	Operational Plan for Covad Technology Equipment/Technology Augmentation.
1.4.1	With respect to the Phase I Areas, the Parties will follow the Milestone Schedule in Exhibit 1 of this Agreement. During the Phase I Milestone Schedule, Covad may also deploy or build out XGDSL Service equipment in any CO not included in the Phase I Areas unless such deployment or build out would materially interfere with, slow, or impair Covad’s ability to meet the Phase I Milestone Schedule.

1.4.2	With respect to the Phase II Areas, the Parties will follow the Milestone Schedule in Exhibit 2 of this Agreement.

1.4.3	Subject to the availability of funds from EarthLink under the Financing Agreements with respect to the Phase I Areas and funding for the Phase II Areas as described in this Agreement, Covad is responsible for the costs of the equipment, services and infrastructure necessary for the COs in the Trial Areas, Phase I Areas, and Phase II Areas to provide XGDSL Services.
1.5	Governance. Two senior management representatives to be designated in writing by each Party (each, a “Designated Senior Officer”) shall serve on the Covad-EarthLink XGDSL Team (the “Team”). All of the members of the Team shall meet during each calendar month of the Phase I Milestone Schedule and the Phase II Milestone Schedule, unless the Parties mutually agree in writing otherwise. At each meeting, the Parties will discuss the build-out progress of the prior month, the state of XGDSL technology and equipment upgrades and the Parties’ ongoing efforts to incorporate XGDSL technology and feature enhancements into the Covad Network (as defined in Exhibit 4), as well as any unresolved matters from prior months. In addition, Covad shall prepare a weekly report and shall provide to each member of the Team concerning CO build out completed in the prior week, and EarthLink may request a detailed report on any issue at a monthly meeting, provided that EarthLink shall provide written notice with respect to the issue to be addressed five business days prior to the applicable monthly meeting. After completion of the respective Milestone Schedules, the Parties shall continue to have monthly operational and planning meetings as mutually agreed. In addition to the build-out review meetings described above, employees of Covad and EarthLink that have been designated by their respective Team members shall meet on a monthly basis during the Term of this Agreement to review and discuss the service, service level, and XGDSL technology/upgrade issues that arise concerning the XGDSL Service. If, at any time, one Party finds that its operational, service, or technology/feature enhancement issues are not being resolved in a satisfactory manner or if one Party has any other concerns or disputes arising under this Agreement, then that Party will follow the escalation process outlined in Exhibit 5 hereto. Notwithstanding anything in this Agreement to the contrary, either Party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or equitable relief, as necessary, without complying with this Section or Exhibit 5.
1.6	End User Support and Billing. EarthLink shall provide Tier 1 support, End User billing and customer management services associated with the XGDSL Service. Covad and EarthLink will work together to jointly establish mutually agreed upon End User operating procedures (the “Operating Procedures”). Within the framework of the Operating Procedures, the Parties will work together to diligently troubleshoot all issues and problems that arise concerning the XGDSL Service. Covad shall also provide EarthLink with Tier 2 support of the XGDSL Service, including on technical issues, on a continuous “24 by 7” basis and assist and provide support for EarthLink technical support and engineers as they resolve XGDSL Service quality or degradation issues, as outlined in the Operating Procedures and as set forth in the Exhibits to this Agreement. Additional details regarding responsibilities of the Parties are described in Exhibit 4 of this Agreement.

1.7	Provision of Services.
1.7.1	Subject to the provisions of this Agreement, Covad will use reasonable commercial efforts to supply the XGDSL Services that EarthLink may order from time to time through Covad’s ordering web site located at http://support.covad.com (the “Web Site”) or Covad’s xLink APIs. All XGDSL Services will be supplied in accordance with the Agreement, including the Exhibits hereto, and the then-most current version of the Covad Standard Customer Policies (“CSCP”), which is available on the Web Site. Each of these documents is incorporated into this Agreement by this reference; should any inconsistency exist or arise between a provision of this Agreement or any Exhibit and the CSCP, the provision of this Agreement or the Exhibit shall prevail; all specific language of the Exhibits shall prevail over general language of the Agreement, except as expressly otherwise set forth in the provisions of this Agreement prior to the Exhibits. Except as set forth in this Agreement, Covad reserves the sole and exclusive right to determine its service area, and the right to maintain, reconfigure, or discontinue any Service or other product. EarthLink understands that Covad’s performance is dependent in part on EarthLink and its End Users and on third parties. Accordingly, except as specifically provided for in this Agreement, any performance to be rendered by Covad hereunder shall be appropriately waived or delayed to account for such actions or inactions. EarthLink shall provide Covad with all information reasonably requested (including, without limitation, information about each End User) to allow successful completion of each order placed.

1.7.2	Covad shall provide EarthLink the additional operating system, reporting, and provisioning-related functionality specified in Exhibit 3 of this Agreement.

1.7.3	Covad shall provision XGDSL Services to EarthLink in the Trial Areas, the Phase I Areas, and the Phase II Areas in accordance with this Agreement.
2.	PAYMENT FOR SERVICES.
2.1	Rates for XGDSL Services. The rates of Covad’s XGDSL Services provided to EarthLink in the Trial Areas, the Phase I Areas, and the Phase II Areas are set forth in Exhibit 4 of this Agreement.

2.2	Prepaid Funds from Trial Agreement.
2.2.1	Pursuant to the Trial Agreement, EarthLink has previously remitted a cash payment to Covad in the amount set forth in Section 1 of Exhibit 7 of this Agreement (the “Prepaid Funds”). Except as provided for herein, Prepaid Funds are non-refundable. Covad confirms that the Prepaid Funds were expended by Covad exclusively and solely to defray the upfront costs of providing the XGDSL Services under the Trial Agreement to purchase and deploy new DSLAMs and other equipment, to augment Covad’s network and to purchase line cards for the XGDSL Services.

2.2.2	The Parties agree that the terms of this Section shall be as stated in Section 1 of Exhibit 7 of this Agreement, and those terms are incorporated by reference herein.

2.2.3	The Parties agree that the terms of this Section shall be as stated in Section 2 of Exhibit 7 of this Agreement, and those terms are incorporated by reference herein.

2.2.4	If EarthLink requests that Covad support a technical trial and/or market trial of video services (a “Video Trial”) utilizing the XGDSL Service, the Parties shall promptly discuss the scope of work and costs associated with the Video Trial, which shall be subject to their mutual written agreement. In addition, if EarthLink desires to fund the development of additional XGDSL functionality and/ or support capabilities or services not otherwise required under the terms of this Agreement, the parties will engage in good faith discussions with respect to the costs involved, and EarthLink may elect to fund such development efforts through a prepayment for services or through other means under mutually agreeable terms and conditions.
2.3	Invoices. Covad will invoice EarthLink for all amounts due hereunder as set forth in this Agreement. The Prepaid Funds will be used to offset charges in the manner specified in Section 2.2 of this Agreement. Covad shall invoice EarthLink once a month by providing access to an electronic invoice. Covad will bill EarthLink for recurring charges on the first day of the month in which Covad provides the XGDSL Services. For example, Covad’s July 1 invoice will bill EarthLink for XGDSL Services to be received from July 1 to July 31. For new End Users setup during a month, Covad’s next invoice will reflect all fees associated with the setup of such End User, prorated monthly fees for XGDSL Services for such month, and the advance monthly fees for XGDSL Services for the following month. For example, if Covad installs XGDSL Service for an End

User on July 15, the August invoice for that End User will include (a) all one time non-recurring fees, (b) the pro-rated monthly fees for July 15 through July 31, and (c) the monthly fees for August. Fees shall be due upon receipt of the invoice or the notification of billing and will be considered late if not paid within forty-five (45) calendar days after the date of the invoice or the notification of billing. Late payments will accrue interest at a rate of one and one-half percent (1.5%) per month, or the highest rate allowed by applicable law, whichever is lower, and EarthLink shall pay all collection costs incurred by Covad (including, without limitation, reasonable attorney’s fees). If EarthLink disputes any of the amounts on an invoice (“Disputed Amounts”), EarthLink must pay all amounts not in dispute as set forth above and provide Covad with a written request for billing adjustment together with all supporting documentation within 60 days from the date of the invoice for which EarthLink is claiming a billing dispute or EarthLink’s right to billing adjustment shall be waived. Covad shall waive its right to back bill for any misbilled XGDSL Services that are more than sixty (60) days old and have not appeared on EarthLink’s invoice within such sixty (60) day period except in the case of Loop Charges, as defined in Exhibit 4. In the event of a billing dispute, the Parties shall promptly resolve the dispute by mutual agreement under the process set forth in Exhibit 5 or, if the Parties cannot mutually agree, by litigation in accordance with the process described below in Section 7.9.
2.4	Taxes.
2.4.1	Definitions and Responsibilities. EarthLink shall be responsible for and pay all applicable federal, state and local taxes (hereinafter called “taxes”) imposed on or with respect to the XGDSL Services and/or customer premises equipment (“CPE”) that are the subject of this Agreement. For purposes of this Agreement, “taxes” shall only include impositions administered by federal, state or local tax and/or revenue bodies. Examples that may or may not apply to XGDSL Services sold under this Agreement include but are not limited to, federal excise tax, sales and use taxes, municipal occupation and license taxes, excise taxes, business and occupation and other similar transaction taxes, 911 taxes, Universal Service Fund fees and surcharges and other similar taxes. For purposes of this Agreement, “taxes” do not include any taxes that are imposed on or measured by the net income or net worth of Covad or the value of tangible or intangible property owned by Covad.

2.4.2	Resale Certificate. To the extent that EarthLink seeks to be exempt from the application of the Federal Excise tax, retail sales, use, excise, gross receipts, or other similar transaction taxes imposed on or with respect to the XGDSL Services provided by Covad under the terms of this Agreement, on the basis that EarthLink’s purchases from Covad are for resale in the ordinary course of business, EarthLink shall file with Covad a properly executed and qualified resale certificate or statement as required or otherwise permitted by applicable law, rule, regulation or administrative practice (“Resale Certificate”), stating that such purchases are for resale and will be resold by EarthLink in the regular course of business. Covad may request EarthLink to provide new Resale Certificates not more frequently than annually. EarthLink will notify

Covad in writing within 30 days of any change in its tax status or change in its business practices which would invalidate any Resale Certificate issued as part of this agreement. Such exemptions should be sent directly to: Covad Communications Company, 110 Rio Robles, San Jose, CA 95134, ATTN: Finance - Tax Department, with a copy to the address set forth in the notice provision herein.
2.4.3	Adverse Resale Certificate Determinations. If a taxing jurisdiction issues a “final determination” that Covad owes taxes on any or all of the XGDSL Services provided to EarthLink under this Agreement that Covad did not originally collect and remit because of EarthLink’s submission to Covad of a Resale Certificate, EarthLink agrees to pay Covad such taxes, plus any applicable interest or penalties within 30 days of being given notice of the final determination by Covad. For purposes of the aforementioned provision, “final determination” shall mean a formal tax assessment issued by a federal, state or local tax administrator’s auditing division or body, which in accordance with applicable statute or regulation, may be appealed by the taxpayer to a separate administrative or judicial review body for further consideration of the underlying merits thereof. Covad agrees to take whatever steps necessary under applicable law to transfer its rights of appeal with regard to such a “final determination” to EarthLink. In the event that applicable law prevents Covad from transferring to EarthLink any rights necessary for an appeal, Covad is under no obligation to pursue an appeal of the “final determination” in question unless EarthLink directly pays all costs, legal fees, attorneys fees and other expenses incurred by Covad as a result of the appeal. In the event that EarthLink pays for Covad’s appeal of a “final determination” as described above, Covad agrees that all decisions regarding the appeal will be made by EarthLink with the exception of decisions that could harm Covad’s good name, reputation, or financial interests. Furthermore, upon receipt of any written or verbal indication from a state or local jurisdiction articulating an intent to assess taxes on XGDSL Services sold to EarthLink pursuant to this Agreement, Covad agrees to formally reply to the jurisdiction in question as follows: “Upon receipt and good faith acceptance of a validly tendered resale certificate signed by an officer of EarthLink, Inc., under penalty of perjury, Covad did not impose state (or local) tax upon the transactions in question. Any dialogue regarding the imposition of tax on these purchases should be directed to EarthLink, Inc. Please see enclosed copy of resale certificate in question.”

2.4.4	Cooperation. The parties agree to cooperate with each other to more accurately determine each Party’s tax liability and to use their best efforts to minimize such liability to the extent legally permissible. Within twenty five (25) days of the date of receipt of any proposed assessment or audit work papers that indicate or tend to indicate a jurisdiction’s intent to assess tax on upon XGDSL Services rendered under this Agreement, Covad shall notify EarthLink of and cooperate with EarthLink to coordinate any response to the Claim. For any tax for which EarthLink would ultimately bear the burden upon issuance of a formal assessment, EarthLink shall be responsible for all decisions regarding response to the proposed assessment or audit work papers with the exception of decisions that could harm Covad’s good name, reputation, or financial interests. The rights to any refund of tax and related interest shall inure to the Party bearing the burden of the Tax.
2.5	Regulatory Fees and Recovery Surcharges. In addition to “Taxes” discussed in Section 2.4, EarthLink shall be responsible for and pay all applicable FCC mandated federal, state and local fees/impositions directly imposed by telecommunications, public utility or other similar regulatory bodies upon the XGDSL Services provided by Covad to EarthLink pursuant to this Agreement. To the extent that relevant federal, state or local regulatory agencies seek to impose directly upon EarthLink the same regulatory fee(s) already imposed or recovered from EarthLink by Covad, Covad agrees to assist EarthLink in dealing with such regulatory bodies in an effort to ensure, where permissible under relevant law, that only one imposition of a regulatory fee is incurred by EarthLink (regardless of whether such imposition is effected via direct imposition of such fee upon EarthLink by the relevant government agency or via direct imposition or recovery by Covad). Where feasible under relevant federal, state or local law, Covad agrees to forgo imposition or recovery of a regulatory fee where it is established by applicable law that EarthLink will be the sole Party bearing legal obligation to report and pay such regulatory fee or surcharge.

2.6	Most Favored Nations Provision. The Parties agree that the terms of this Section 2.6 (including without limitation subsections 2.6.1, 2.6.2, and 2.6.3, as applicable) shall be as stated in Section 3 of Exhibit 7 of this Agreement, and those terms are incorporated by reference herein.

2.7	End User Terms. EarthLink shall purchase XGDSL Service arrangements for each End User for an initial term of twelve (12) months beginning on the Billing Start Date (as defined in Exhibit 4) (“End User Term”), after which Covad shall continue to provide XGDSL Services to EarthLink for such End User on a month-to-month basis, subject to continuing payment of applicable fees and EarthLink’s compliance with terms and conditions of this Agreement.
3.	COLLECTION, USE AND DISCLOSURE OF EARTHLINK END USER INFORMATION.

Covad agrees that End User Information is the Proprietary Information of EarthLink and that Covad shall not use or disclose such information (including without limitation sell such information or use such information to sell products or services) except in performing under this Agreement. Covad may cooperate with law enforcement organizations that have requested information regarding EarthLink or End Users and provide such organizations with any information requested, including, but not limited to, names, email addresses, mailing or contact addresses, IP addresses and telephone numbers.

“End User Information” means the information provided by EarthLink or otherwise obtained under this Agreement regarding the End Users’ names, email addresses,

addresses, phone numbers, usernames, passwords, financial information and other identifying information obtained from EarthLink under this Agreement or an EarthLink End User.
4.	TERM AND TERMINATION.
4.1	Term. This Agreement shall commence on the Effective Date, and, unless earlier terminated as provided herein, shall continue in effect for ten (10) years from the Effective Date (“Term”).

4.2	Termination for Default. Either Party may terminate this Agreement without liability to the other Party immediately by written notice in the event the other Party (i) is convicted of fraud, criminal conduct or willful misconduct in connection with the business relationship of the Parties, or (ii) becomes insolvent, becomes involved in any liquidation or termination of its business, is adjudicated an involuntary bankrupt or effects an assignment for the benefit of creditors.

4.3	End User Transition. In the event of a termination of this Agreement or a Covad discontinuance of the XGDSL Service to EarthLink in any of the COs located in the Trial Areas, the Phase I Areas, or the Phase II Areas that is expressly permitted under this Agreement other than for non-payment or other breach by EarthLink, the Parties shall work together beginning at least ninety (90) days prior to XGDSL Service discontinuance or termination of this Agreement to manage the transition of affected EarthLink End Users to another comparable service in a manner that will ensure uninterrupted service to End Users, to the extent reasonably feasible, provided that EarthLink remains current on all undisputed charges invoiced by Covad. Both Parties shall dedicate sufficient personnel and resources for the End User transition. EarthLink will be responsible for all monetary charges associated with such transition and EarthLink shall remain liable for any related disconnection charges. Notwithstanding the foregoing, if an XGDSL Service is discontinued due to Covad’s closure of a CO located in the Trial Areas, the Phase I Areas, or the Phase II Areas that is permitted under this Agreement, EarthLink will not be responsible for any disconnection charges (including Loop Charges for disconnection as defined in Exhibit 4). In the event of an End User transition from the XGDSL Service to a different Covad service provided to EarthLink that requires cancellation of the UNE-L (e.g., a line-shared data-only service), Covad will credit to EarthLink the disconnection charges (but not Loop Charges) associated with the disconnection of the XGDSL Service provided that: (a) EarthLink places an order and enters into a new one-year term for the same End User for the new service within thirty (30) days of disconnection of the XGDSL Service, and (b) EarthLink submits a credit request for the XGDSL disconnection fee within thirty (30) days of the Billing Start Date for the new service. In the event of an End User transition from the XGDSL Service to a different Covad service provided to EarthLink that does not require disconnection of the UNE-L, Covad will credit to EarthLink the disconnection charges associated with the disconnection of the XGDSL Service provided that: (a) EarthLink places an order and enters into a new one-year term for the same End User for the new service within thirty (30) days of disconnection of the XGDSL Service, and (b) EarthLink submits a credit request for the XGDSL disconnection fee within thirty (30) days of the Billing Start Date for the new service. Covad may elect to close COs that were built out with the Prepaid Funds, the Phase I

Financing, the EarthLink Phase II Financing, or the Phase II Remainder Financing, subject to the provisions of this Section 4.3 and Section 4.5 below.
4.4	Additional Default Provisions. If EarthLink fails to pay the undisputed fees for XGDSL Services within forty-five (45) calendar days after invoice date, upon seven (7) days written notice to EarthLink (or if EarthLink fails to meet any of its other material obligations under this Agreement after being given fifteen (15) days prior written notice to cure such other non-payment related breach), Covad may stop taking orders for additional XGDSL Services and stop provisioning XGDSL Services not yet installed until EarthLink pays the undisputed amount or otherwise cures the applicable breach. If EarthLink fails to pay the undisputed fees for XGDSL Services within sixty (60) calendar days after such notification (“Payment Default”), Covad may do any or all of the following in its discretion and upon seven (7) days written notice: (i) terminate any or all of the XGDSL Services, (ii) disconnect any End Users and treat such disconnection as a disconnection of the circuit by EarthLink, (iii) terminate this Agreement, (iv) notify EarthLink ‘s End Users of the pending termination, (v) transition EarthLink’s End Users to Covad or another customer of Covad, and (vi) set off and apply any and all Prepaid Funds, marketing development, funds, refunds, financial obligations or other financial incentive to the extent the foregoing amounts are owed by Covad to or for the account of EarthLink under this Agreement against any and all of EarthLink’s undisputed and unpaid amounts under this Agreement. In the event of a termination due to EarthLink’s nonpayment, EarthLink shall remain responsible for and shall pay Covad all fees accrued prior to the date of termination and all liability imposed hereunder for terminating the End Users prior to the end of their respective End User Terms. Covad will repay any remaining Prepaid Funds (without interest) within two years of the termination for Payment Default.

4.5	Substantial Nonperformance Remedy. If a Substantial Performance Failure (as defined below) occurs during the Term of this Agreement, then within thirty (30) days notice thereafter and provided that the notice provisions set forth herein are fully complied with, EarthLink may elect to have the remaining principal of its Note amortized as described in Section 1(d) of the Note. EarthLink shall be required to complete the escalation procedures set forth in Exhibit 5 prior to asserting a Substantial Performance Failure.

“Substantial Performance Failure” shall mean: (1) Covad’s substantial, willful and intentional failure to provide the XDSL Services in accordance with the terms of this Agreement for a period of no less one hundred and twenty (120) days, such that EarthLink suffers substantial economic harm or loss in its provision of service to its End Users; or (2) Covad’s refusal or failure for a period of no less than ninety (90) days to provision at least fifty percent (50%) of valid new EarthLink XGDSL orders in twenty-five percent (25%) or more of the COs built out with the Phase I Financing, combined with, if applicable, COs built out with the EarthLink Phase II Financing or the Phase II Remainder Financing, provided that such failure is not the result of erroneous forecasts supplied by EarthLink; or (3) Covad’s closure of twenty-five percent (25%) or more of the COs built out with the Phase I Financing, combined with, if applicable, COs built out with the EarthLink Phase II Financing or the Phase II Remainder Financing (the “Multiple CO Closure”). In the event that Covad intends to proceed with a Multiple CO

Closure as described above, Covad will provide at least one hundred twenty (120) days prior written notice to EarthLink.
5.	RELATIONSHIP OF PARTIES.
5.1	Nature of Relationship. This Agreement is not intended to constitute, create, give effect to or otherwise recognize an association, agency, joint venture, partnership or formal business organization of any kind between the Parties, or to impose any liability attributable to such a relationship upon either Party, and the rights and obligations of the Parties shall be only those expressly set forth herein. During the Term of this Agreement, the Parties shall remain responsible for their own employees.
5.2	Non-Exclusivity.
5.2.1	This is a non-exclusive Agreement. Nothing contained herein shall be deemed to restrict either Party from quoting, offering to sell or selling to others. Nothing contained in this Agreement precludes or in any way limits either Party from entering into agreements with other entities for the provision of XGDSL Service or similar services. EarthLink has no minimum obligations to purchase XGDSL Services under this Agreement.

5.2.2	The obligations set forth in this Section 5.2.2 only apply if (i) Covad rejects the EarthLink Phase II Financing as described in Section 9.2 below; or (ii) Covad accepts Phase II Alternative Financing as described in Section 9.2.4 below. Subject to the preceding sentence, if, at any time prior to the MFN Expiration Date as defined in Section 2.6.1 above, Covad provides XGDSL Services to another entity from a CO within the Phase II Areas, Covad shall offer to provide XGDSL Services to EarthLink from any and all such COs under the rates, terms, and conditions of this Agreement.
6.	FORCE MAJEURE EVENTS.
6.1	Responsibilities of the Parties. Neither Party will be held responsible for any delay or failure in performance of any part of this Agreement (other than obligations to pay money) to the extent that such delay or failure is caused, without fault of the Party seeking to rely on this section, by fire, flood, storm, material shortages, riot, insurrection, labor conditions, earthquake, explosion, war, strike, embargo, military or similar civil authorities, act of God or by the public enemy, failure of public transportation facilities, failure of public power sources, changes in laws or governmental regulations or other causes beyond the reasonable control the parties (“Force Majeure Event”). If any Force Majeure Event occurs, the Party delayed or unable to perform will give reasonably prompt notice under the circumstances of such condition(s) to the other Party.

6.2	Upon giving notice to the other Party as set forth in Section 6.1, the Party affected by the Force Majeure Event shall be excused from such performance on a day-to-day basis to the extent of such interference (and the other Party shall likewise be excused from performance of its obligations on a day-for-day basis to the extent such Party’s obligations relate to the performance affected by such interference). The performance of both Parties shall be extended up to the length of time the Force Majeure Event continues. The Party initially affected by the Force Majeure Event shall use its commercially reasonable best efforts to avoid or remove the cause of non-performance and both Parties shall proceed to perform with dispatch once the interfering conditions created by the Force Majeure Event are removed or cease. However, if the Force Majeure Event continues for more than one (1) year, EarthLink shall have the right to apply any unapplied balance of the Prepaid Funds in twenty four equal monthly amounts to offset any and all payment obligations of EarthLink to Covad for monthly recurring fees under other agreements, including but not limited to monthly recurring obligations on Covad’s DSL or BIA services.
7.	STANDARD LEGAL PROVISIONS.
7.1	Waiver. No amendment or waiver of any provisions of this Agreement shall be effective unless the same shall be in writing and signed by a duly authorized representative on behalf of the Party against whom such amendment, waiver or consent is claimed. In addition, no course of dealing or failure of any Party to enforce strictly any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

7.2	Assignment. Any assignment by either Party to any entity of any right, obligation or duty, in whole or in part, or of any other interest hereunder, shall be void without the written consent of the other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement and the obligations hereunder to any successor of such Party by way of merger, consolidation or the acquisition of all or substantially all of the securities or assets of the assigning Party relating to this Agreement; provided that such successor entity agrees in writing and to be bound by all the terms of this Agreement. Further, either Party shall have the right to enter into one or more subcontracts with third parties (and such subcontracts, or any similar outsourcing arrangement, shall not be considered an assignment for purposes of this Agreement), pursuant to which it engages such third parties to perform its contemplated operational functions hereunder (e.g., in the case of EarthLink, order processing, EarthLink End User relations, billings, EarthLink End User installations, etc.). Further, nothing in this Agreement shall limit EarthLink’s ability to purchase XGDSL Services under this Agreement on behalf of an EarthLink affiliate or an affiliate’s End User; provided, however, any purchase of XGDSL Services by an affiliate shall be considered a purchase by EarthLink and EarthLink shall remain responsible under the terms of this Agreement for all purchases by an affiliate. For purposes of this Section, an “affiliate” means any legal entity that is controlled by EarthLink, is under common control with EarthLink, or that controls EarthLink.

7.3	Warranty/Representation. These provisions are material terms of this Agreement. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound or any applicable governmental law or regulation to which it is subject; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.
7.4	Indemnification and Insurance Obligations. For purposes of this Section 7.4, the term “EarthLink Service” is as defined in Section 1.3 but does not include the XGDSL Service provided by Covad.
7.4.1	Indemnification by EarthLink. EarthLink agrees to defend, indemnify and hold Covad and the officers, directors, agents, affiliates, distributors, franchisees and employees of Covad harmless from and against any and all third party claims, losses, damages, actions, liabilities, expenses, or costs, including reasonable attorneys fees (including allocated costs for in-house legal services), arising out of any claim, demand, action, suit, investigation, arbitration or other proceeding (“Claim”): (i) by a third party to the extent directly or indirectly resulting from any act or omission by EarthLink in performance of its duties or obligations under this Agreement which constitutes grossly negligent or reckless conduct or (ii) arising from an End User claim in connection with; (a) this Agreement; (b) the Services or equipment provided to such End User by EarthLink or Covad, or the failure to provide such Services or equipment; and (c) any misrepresentation made to End User by EarthLink regarding the Services and/or equipment. The foregoing obligation of EarthLink shall not apply to the extent Covad is responsible for indemnifying EarthLink for such a Claim pursuant to Section 7.4.2 below.

If a third party makes a Claim against Covad that the EarthLink Service provided by EarthLink (including without limitation any equipment that EarthLink uses in providing the EarthLink Service, such as EarthLink’s softswitch(es)) infringes any U.S. patent, copyright, trade secret, or other form of intellectual property right, EarthLink will defend, indemnify and hold harmless Covad against such Claim and pay all costs, damages and expenses (including reasonable legal fees) finally awarded against Covad by a court of competent jurisdiction or agreed to in a written settlement agreement signed by EarthLink arising out of such Claim, provided that Covad complies with Section 7.4.3 below.

Notwithstanding the foregoing, EarthLink has no liability for, and Covad will defend and indemnify EarthLink against, any IP Claim arising from:
(a)	the combination, operation, or use of an EarthLink Service with any product, device, or software utilized, provided or supplied by Covad for use with the EarthLink Service, where without such combination, operation or use there would have been no infringement; provided, however, that if an End User makes such combination, EarthLink shall have no liability for such IP Claim, but Covad shall also not be required to defend and indemnify EarthLink;

(b)	the alteration or modification by Covad of any EarthLink Service;

(c)	EarthLink’s compliance with Covad’s designs, specifications, or instructions; or

(d)	Covad’s use of the EarthLink Service after fifteen (15) days from the date EarthLink has informed Covad of modifications or changes in the EarthLink Service required to avoid such an IP Claim if the alleged infringement would have been avoided by implementation of EarthLink’s recommended modifications or changes. EarthLink will pay for all of the reasonable costs of any such recommended changes.
7.4.2	Indemnification by Covad. Covad agrees to defend, indemnify and hold EarthLink and the officers, directors, agents, affiliates, distributors, franchisees and employees of EarthLink harmless from and against any and all third party Claims to the extent directly or indirectly caused by (i) any act or omission in performance of its duties under this Agreement which constitutes grossly negligent or reckless conduct, (ii) any personal injury or tangible property damage resulting from Covad’s or its agents’ negligent or willful acts during the course of providing or maintaining the XGDSL Service; provided, however, that such indemnity shall not be available to the extent such damage is caused, directly or indirectly, by EarthLink’s or End User’s acts or omissions. The foregoing obligation of Covad shall not apply to the extent EarthLink is responsible for indemnifying Covad for such a Claim pursuant to Section 7.4.1 above.

If a third party makes a Claim against EarthLink that the XGDSL Service provided by Covad (including without limitation any equipment that Covad uses in providing the XGDSL Service) infringes any U.S. patent, copyright, trade secret, or other form of intellectual property right (“IP Claim”), Covad will defend, indemnify and hold harmless EarthLink against the IP Claim and pay all costs, damages and expenses (including reasonable legal fees) finally awarded against EarthLink by a court of competent jurisdiction or agreed to in a written settlement agreement signed by Covad arising out of such IP Claim, provided that EarthLink complies with Section 7.4.3 below. If EarthLink has services provided by other service providers that are subject to the IP Claim, then Covad’s obligation will be to pay a pro rata portion of such damages, costs, liabilities or expenses, based on the percentage of EarthLink’s total end users for whom Covad has provided the claimed infringing services. Such allocation shall also be consistent with Section 7.4.3 below. EarthLink and Covad will use commercially reasonable efforts to permit, as applicable, the Party (either Covad or another service provider) that bears the greatest proportional responsibility for the IP Claim to control the defense and settlement of such IP Claim, as between Covad and the other service providers. Neither Covad nor EarthLink shall be bound or materially prejudiced without its prior written consent.

If, due to an IP Claim or the threat of an IP Claim, (i) the XGDSL Services provided by Covad are held by a court of competent jurisdiction, or in Covad’s reasonable judgment may be held to infringe by such a court, or

(ii) EarthLink receives a valid court order enjoining EarthLink from using the XGDSL Services, or in Covad’s reasonable judgment, EarthLink may receive such an order, Covad shall in its reasonable judgment and at its expense, (a) replace or modify the XGDSL Services to be non-infringing without materially reducing the functions and features of the XGDSL Service; (b) obtain for EarthLink a license to continue using the XGDSL Service; or (c) if non-infringing XGDSL Services or a license to use cannot be obtained, either Party may terminate the use of the infringing XGDSL Services without liability.
Notwithstanding the foregoing, Covad has no liability for, and EarthLink will defend and indemnify Covad against, any IP Claim arising from:
(a)	the combination, operation, or use of a XGDSL Service with any product, device, or software utilized, provided or supplied by EarthLink for use with the XGDSL Service, where without such combination, operation or use there would have been no infringement; provided, however, that if an End User makes such combination, Covad shall have no liability for such IP Claim, but EarthLink shall also not be required to defend and indemnify Covad;

(b)	the alteration or modification by EarthLink of any XGDSL Service supplied under this Agreement; Covad’s compliance with EarthLink’s designs, specifications, or instructions; or

(c)	EarthLink’s use of the XGDSL Service after fifteen (15) days from the date that Covad has informed EarthLink of modifications or changes in the XGDSL Service required to avoid such an IP Claim if the alleged infringement would have been avoided by implementation of Covad’s recommended modifications or changes. Covad will pay for all of the reasonable costs of any such recommended changes.
7.4.3	Indemnification Procedure. To the extent that the indemnified Party’s or a third party’s negligent or intentional acts or omissions contributed to or caused the injury or damage for which a claim of indemnity is being asserted against the indemnifying Party hereunder, the damages and expenses (including, without limitation, reasonable attorneys’ fees) shall be allocated or reallocated, as the case may be, between the indemnified Party, the indemnifying Party and any other party bearing responsibility in such proportion as appropriately reflects the relative fault of such Parties, or their subcontractors, or the officers, directors, employees, agents, successors and assigns of any of them, and the liability of the indemnifying Party shall be proportionately reduced. Notwithstanding the foregoing, each Party hereunder will bear responsibility for its own suppliers or vendors to the extent that the damages or expenses are due to the relative fault of that Party’s suppliers or vendors, and the relative fault of the supplier or vendor shall be deemed the relative fault of the Party contracting with such supplier or vendor.

Each Party agrees to promptly notify the indemnifying Party in writing of any indemnifiable Claim. The indemnified Party shall cooperate in all reasonable respects with the indemnifying Party and its attorneys in the investigation, trial, defense and settlement of such Claim and any appeal arising there from. The indemnified Party may participate in such investigation, trial, defense and settlement of such Claim and any appeal arising there from, through its attorneys or otherwise, at its own cost and expense. No settlement of a Claim shall be entered into without the consent of the indemnified Party, which consent shall not be unreasonably withheld, unless the settlement includes an unconditional general release of the indemnified Party.
7.4.4	Acknowledgement. EarthLink and Covad each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The provisions of this Section 7 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

7.4.5	Insurance. During the Term of this Agreement, each Party shall maintain all insurance and/or bonds required by law or this Agreement, including but not limited to the following coverages:
a)	Workers Compensation as prescribed by the law of any state in which the work is to be performed;

b)	Employer’s Liability with limits of at least $1,000,000 each accident/$1,000,000 each employee by disease/$1,000,000 policy limit by disease;

c)	Commercial General Liability, including products/completed operations and contractual liability coverage, with limits of at least $1,000,000 per occurrence;

d)	Commercial Automobile Liability with a combined single limit of not less than $1,000,000 per occurrence;

e)	All Risks Property insurance on a replacement cost basis insuring a Party’s personal property at any of the other Party’s facilities; and

f)	Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverages described in b, c and d above.
Covad and its insurers shall waive any and all rights of subrogation against EarthLink; provided, however, that such waiver will not apply in those instances where EarthLink is responsible for any damages or losses.

EarthLink and its insurers shall waive any and all rights of subrogation against Covad; provided, however, that such waiver will not apply in those instances where Covad is responsible for any damages or losses.

Any required insurance and/or bonds shall not specifically exclude coverage for bodily injury and property damage caused by the failure of the XGDSL Services under this Agreement.

Covad shall also require its agents or subcontractors who may enter upon EarthLink’s premises or conduct work associated with this Agreement to maintain the same coverages required herein (other than All Risks Property insurance). Should insurance policy limits be exhausted or should a Party or its agents or subcontractors fail to maintain the required insurance coverages, neither such Party nor any of its agents and subcontractors will in any way be relieved from liability provided for herein to the other Party should a loss occur.

EarthLink will have the right, but not the obligation, to prohibit Covad or any agents or subcontractors from performing work under this Agreement until evidence that the insurance has been placed in complete compliance with these requirements is received and approved by EarthLink.

Covad will have the right, but not the obligation, to prohibit EarthLink from placing orders for XGDSL Services under this Agreement until evidence that the insurance has been placed in complete compliance with these requirements is received and approved by Covad.

All policy deductibles will remain the responsibility of the Party, its respective agents or its subcontractors.

All insurance provided by a Party shall be written by companies authorized to do business in the state or states where the work is to be performed. Each Party reserves the right to refuse to accept policies from companies with a rating of less than A- VII by the A.M. Best Company.

Each Party shall provide to the other certificates of insurance evidencing the required coverages (including evidence that such Party has been included as an additional insured) prior to execution of this Agreement. The Party’s insurers will attempt to give thirty (30) days written notice to the other Party prior to any policy cancellation or non-renewal. Failure of a Party to demand such certificates or to identify any deficiency in the insurance provided shall not be construed as or deemed to be a waiver of the such Party’s (or its agents’ or subcontractors’) obligation to maintain such insurance.

If any of the coverages are required to remain in force after termination of this Agreement, the Party shall submit additional certificates evidencing continuation of coverage until such obligation ends.
7.5	Audit Rights. Each Party shall maintain complete, clear and accurate records of all expenses, revenues, fees, transactions and related documentation (including agreements) in connection with the performance of this Agreement (“Records”). All such Records shall be maintained by each of the Parties in accordance with each Party’s reasonable business practices. For the sole purpose of ensuring compliance with this Agreement, each Party shall have the right, at its expense, to direct an independent certified public accounting firm subject to strict confidentiality restrictions to conduct a reasonable inspection of portions of the Records of the other Party which are directly related to amounts payable to the Party requesting the audit pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice, subject to the following: such audits shall not be made more frequently than once every twelve months. In lieu of providing access to its Records as described above, a Party shall be entitled to provide the other Party with a report from an independent certified public accounting firm confirming the information to be derived from such Records.
7.6	Entire Agreement. This Agreement and all Exhibits hereto constitute the entire agreement and understanding between the Parties. Subject to Section 1.2.2 above, this Agreement and all exhibits attached hereto supersede all prior understandings, oral or written agreements, representations, statements, negotiations, proposals and undertakings with respect to the subject matter hereof. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter the Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

7.7	Amendments. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by each Party, and by an executive of at least the same title as the executive who signed this Agreement or, on Covad’s behalf, by a member of Covad’s finance department having the title of Vice President or above.

7.8	Severability. If any provisions of this Agreement shall for any reason be held invalid, unenforceable or void in any respect under the laws and regulations of the jurisdiction governing this Agreement, the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect.

7.9	Governing Law and Forum Selection. The laws of the State of Delaware shall govern this Agreement, without regard to the choice of law provisions thereof. Litigation between the Parties concerning this Agreement shall be brought in a forum in Los Angeles, CA or San Francisco, CA. The Parties hereby consent and submit to the in personam jurisdiction of such courts. The Parties waive any action instituted hereunder to the extent that an action is brought in the courts identified above.

7.10	Gratuities. Each Party will comply with all applicable laws, rules and regulations, whether federal, state, local or foreign, and its own company policies dealing with improper or illegal payments, gifts, or gratuities and will not directly or indirectly offer, make or give any payments, gifts or gratuities to any person (whether a governmental official or private individual) for the purpose of inducing such person to make a buying decision or to take any other action favorable to any Party in conjunction with any proposal.

7.11	Headings. The headings and subheadings herein are for ease of reference only and shall not be given substantive effect in this Agreement.

7.12	Survival of Provisions. The rights and obligations that by their terms or by their nature apply after expiration or termination shall survive any expiration or termination of this Agreement, including Sections 2.1, 2.2, 3, 4.3, 4.4, 5, 6, 7 (except 7.4.5), 10, 11, and 12. All other rights and obligations of EarthLink and Covad under this Agreement shall cease upon termination.

7.13	Compliance with Laws. The Parties hereto will each comply with all applicable federal, state and local laws, regulations, and codes in the performance of this Agreement. The Parties will use commercially reasonable efforts to take all regulatory and legal actions reasonably necessary to secure access to UNEs used as part of the XGDSL Service.

7.14	Limitation of Liability. NEITHER PARTY NOR ITS SUPPLIERS SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM (1) ANY BREACH OF THIS AGREEMENT, OR (2) ARISING UNDER ANY OTHER THEORY OF LIABILITY (ARISING OUT OF THIS AGREEMENT), EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL COVAD OR ITS SUPPLIERS BE LIABLE TO ANY END USER, OR ANY THIRD PARTY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO EARTHLINK’S BUSINESS OR ITS RELATIONSHIP WITH ITS END USERS. EXCEPT FOR SERVICE LEVEL AGREEMENT CREDITS SET FORTH IN EXHIBIT 4 TO THIS AGREEMENT, NEITHER PARTY NOR ITS SUPPLIERS SHALL BE LIABLE FOR ANY DAMAGES ASSOCIATED WITH THE INTERRUPTION, UNAVAILABILITY, OR LOSS OF USE OF SERVICES OR LOSS OF DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY NOR ITS SUPPLIERS WILL BE LIABLE FOR UNAUTHORIZED ACCESS TO THE OTHER PARTY’S OR ITS CUSTOMER’S TRANSMISSION FACILITIES OR PREMISES EQUIPMENT OR FOR UNAUTHORIZED ACCESS TO OR ALTERATION, THEFT OR DESTRUCTION OF A CUSTOMER’S DATA FILES, PROGRAMS PROCEDURES OR INFORMATION THROUGH ACCIDENT, FRAUDULENT MEANS OR DEVICES, OR ANY OTHER METHOD, REGARDLESS OF WHETHER SUCH DAMAGE OCCURS AS A RESULT OF THAT PARTY’S OR ITS SUPPLIERS’ NEGLIGENCE. EXCEPT FOR FEES OWED TO COVAD, PREPAID FUNDS OF THE TRIAL AGREEMENT TO BE REFUNDED OR APPLIED TO EARTHLINK BILLS PURSUANT TO SECTIONS 2.2 OR 6.2 OR A VIOLATION OF THE OBLIGATIONS OF SECTIONS 2.6, 3, 5.2.2, OR 11 OF THIS AGREEMENT, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY TO THE OTHER RELATED TO A CLAIM ARISING UNDER THIS AGREEMENT, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, WILL BE LIMITED TO THE GREATER OF (A) THE TOTAL AMOUNT PAID BY EARTHLINK TO COVAD FOR THE SERVICES GIVING RISE TO SUCH CLAIM IN THE TWELVE (12) MONTHS PRIOR TO THE OCCURRENCE OF SUCH CLAIM, OR (B) FIVE MILLION DOLLARS ($5,000,000.00). NOTWITHSTANDING ANYTHING IN THIS SECTION TO THE CONTRARY, THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO ANY PARTY’S OBLIGATIONS OR LIABILITIES OWED TO THE OTHER PARTY OR ITS SUPPLIERS UNDER SECTION 3, 7.4, OR 11 OF THIS AGREEMENT. EarthLink shall include in its agreement with its End Users a provision specifically limiting its suppliers’ liability, including provisions similar to those contained in this Agreement regarding the limitation of liability for the XGDSL Services and products. Such provision will also make EarthLink’s suppliers a third-party beneficiary to such limitations of liability.
8.	PRESS RELEASE/PUBLICITY/PROMOTIONAL MATERIALS.
8.1	Announcements. Neither Party shall make a public announcement about this Agreement or the Parties’ discussions without the written consent of the other Party, except if required or reasonably necessary to avoid liability pursuant to the rules, orders, regulations, subpoenas, directives, or requirement of a government, court, or other governmental agency, or by operation of law, or pursuant to a legal dispute between the Parties provided that the announcing Party will notify the other Party to this Agreement prior to such announcement. Upon a mutually agreeable date, EarthLink and Covad will issue a joint press release announcing the signing of this Agreement. Neither Party shall use the other Party’s name or any language, pictures or symbols which could imply the other Party’s identity in any (a) written or oral advertising presentation or communication, or (b) brochure, newsletter, book or other written material of whatever nature, without the other Party’s prior written consent. Each Party will submit to the other Party, for its prior written approval, any marketing, advertising, and all other promotional materials related to the transactions contemplated hereunder except to the extent that such materials include language that has been pre-approved by such other Party. Each Party shall use all commercially reasonable efforts to give the other Party not less than five (5) business days opportunity to review before the anticipated release of such materials. Nothing in this Agreement shall restrict EarthLink’s ability to make statements regarding the features and capabilities or other aspects of the EarthLink Service that uses the XGDSL Service without the consent of Covad or Covad’s ability to make statements regarding features and capabilities or other aspects of the Covad XGDSL Service without the consent of EarthLink.
9.	PHASE II AREA FINANCING AND BUILD OUT.
9.1	Phase II Build Out.

9.1.1	Unless (i) Covad shall have declined to proceed with the EarthLink Phase II Financing pursuant to Section 9.2.4, or (ii) Covad shall have notified EarthLink that it has elected to secure the Phase II Alternative Financing (as defined below) pursuant to Section 9.2.4, Covad shall commence the build out and deployment of equipment required to provide XGDSL Service in the Phase II Areas specified in Exhibit 2 immediately after the date that Covad receives the EarthLink Phase II Financing and shall complete construction in accordance with Exhibit 2. The first day after receipt of the EarthLink Phase II Financing shall be the “EarthLink Phase II Build Out Start Date.” If Covad notifies EarthLink that, per Covad’s rights under Section 9.2.4 below, Covad does not plan to proceed with the EarthLink Phase II Financing then EarthLink shall have the right to exercise its rights described in Section 9.2.4 below.

9.1.2	[Reserved].

9.1.3	Covad shall meet all Phase II Milestones as specified in Exhibit 2.

9.1.4	Should Covad secure, receive and accept the Phase II Alternative Financing (as defined in Section 9.2 below) prior to completion of the Phase I Area Milestones, Covad may deploy or build out XGDSL Service in the Phase II Areas unless such deployment or build out would materially interfere with, slow, or impair Covad’s ability to meet the Phase I Milestone Schedule.
9.2	EarthLink Phase II Financing. Subject to the provisions of this Section 9.2, Covad and EarthLink hereby agree that as a pre-condition to Covad’s obligation to commence the Phase II Build Out EarthLink must offer to provide Covad with the EarthLink Phase II Financing as described in the recitals and in Exhibit 2. The EarthLink Phase II Financing shall consist of a mixture of equity and convertible debt securities in the same pro rata proportions as the Phase I Financing (i.e., twenty percent (20%) common stock and eighty percent (80%) convertible debt).
9.2.1	If Covad accepts the EarthLink Phase II Financing, the Parties shall execute agreements substantially in the form as the Phase I Financing Agreements, except that the material economic terms shall be set as of the time of the EarthLink Phase II Financing. The EarthLink Phase II Financing terms shall be determined as follows: (i) the price per share of the common stock financing component shall be determined by dividing (a) the aggregate value of common stock to be acquired by (b) 105% of the arithmetic average of the daily volume weighted average prices (“Daily Prices”) quoted on the American Stock Exchange (or such other national securities exchange or automated quotation system in the United States on which Covad’s common stock is listed or quoted or admitted to trading) (“AMEX”) for each of the ten (10) trading days immediately prior to the Phase II EarthLink Financing Date; (ii) the conversion price for the convertible debt financing component shall be 120% of the Daily Prices for Covad’s common stock as reported by AMEX for each of the ten (10) trading days immediately prior to the Phase II EarthLink Financing Date; and (iii) the interest rate and other terms for the convertible debt financing will be on the same terms as the Phase I Note including, among others, the 12% Payment in Kind (PIK) with a five (5) year maturity and a security interest on all equipment purchased from the EarthLink Phase II Financing.

9.2.2	Notwithstanding anything to the contrary in this Agreement, (1) EarthLink shall have no obligation to provide Covad the EarthLink Phase II Financing, and (2) the commencement of the EarthLink Phase II Financing shall be subject to the receipt of any requisite governmental, stock exchange, and stockholder consents and waivers. If Covad does not reject the EarthLink Phase II Financing under Section 9.2.4 below, then Covad will recommend proceeding with EarthLink Phase II Financing (or Phase II Alternative Financing and Phase II Remainder Financing, as applicable) to Covad’s shareholders.

9.2.3	Consistent with the terms of the Financing Agreements, EarthLink may initiate the EarthLink Phase II Financing by written notice of its intention to proffer up the EarthLink Phase II Financing to Covad (the “Phase II Notice”). The date that Covad receives EarthLink’s Phase II Notice is the

Phase II Notice Date. In order for EarthLink to initiate the EarthLink Phase II Financing and provide a Phase II Notice to Covad, EarthLink must meet all of the Phase II Conditions, as such term is defined in Exhibit 2.
9.2.4	Within sixty (60) days after the Phase II Notice Date, the Parties shall exchange said funding and convertible note (“Phase II EarthLink Financing Date”), unless: (i) Covad notifies EarthLink in writing within thirty (30) days of the Phase II Notice Date that it plans to obtain the necessary financing for build out and deployment of the XGDSL equipment in all of the Phase II Areas from an alternative source or mechanism or from a third party (“Phase II Alternative Financing”), which notice shall include a detailed and accurate summary of all material terms of such financing (“Phase II Alternative Financing Notice”); or (ii) Covad notifies EarthLink in writing within thirty (30) days of the Phase II Notice Date that it does not wish to proceed with the build out of the Phase II Areas. In the event that Covad notifies EarthLink that it does not wish to proceed with the build out of the Phase II Areas in accordance with (ii) above, then within 30 days thereafter, EarthLink may elect to have the remaining principal of its Phase I Note amortized as described in Section 1(d) of the Phase I Note. Covad may choose Phase II Alternative Financing only if such financing contemplates and provides for the build out and deployment of the XGDSL equipment covering at least seventy-five percent (75%) of the COs in the Phase II Areas agreed upon by the Parties in accordance with Exhibit 2 hereto, and on a time frame that is at least as expeditious as that set forth in the Milestones of Exhibit 2 of this Agreement and Section 9.1 above. The Phase II Alternative Financing shall close and be funded within thirty (30) days of the expiration of the right of first refusal period set forth in Section 9.2.6. Covad shall commence the planning, build out and deployment of equipment required to provide XGDSL Service in the COs to be built with the Phase II Alternative Financing immediately after receiving the Phase II Alternative Financing and shall complete construction in accordance with Exhibit 2. The first day after receipt of the Phase II Alternative Financing shall be the “Alternative Financing Phase II Build Out Start Date.”

9.2.5	If Covad chooses Phase II Alternative Financing (described in Section 9.2.4 above) covering at least seventy-five percent (75%) of the COs in the Phase II Areas agreed upon by the Parties in accordance with Exhibit 2 but less than all of such COs, EarthLink and Covad shall enter into an agreement for EarthLink to finance Covad’s build out and deployment of the XGDSL equipment covering all of the COs in the Phase II Metropolitan Areas (subject to Section 9.1.2 above) that are not to be financed with the Phase II Alternative Financing (“Phase II Remainder Financing”). The Phase II Remainder Financing shall consist of a mixture of equity and convertible debt securities in the same pro rata proportions as the Phase I Financing (i.e., twenty percent (20%) common stock and eighty percent (80%) convertible debt). The dollar amount of EarthLink’s Phase II Remainder Financing shall be set by the proportion of $43.6 Million that reflects the number of COs covered by the Phase II Remainder Financing in relation to the total number of COs in the Phase II

Metropolitan Area (subject to Section 9.1.2 above) as described in Exhibit 2 of this Agreement. With respect to the Phase II Remainder Financing, the Parties shall execute agreements substantially in the form as the Phase I Financing Agreements, except that the material economic terms of the financing, including, without limitation, the purchase price of common stock, and the conversion price and coupon of convertible debt, shall be set based upon the terms of the Phase II Alternative Financing. The Parties shall execute the Phase II Remainder Financing and shall exchange said funding and convertible note within sixty (60) days after the date that EarthLink receives the Phase II Alternative Financing Notice. Covad shall commence the planning, build out and deployment of equipment required to provide XGDSL Service in the COs to be built with the Phase II Remainder Financing immediately after receiving the Phase II Remainder Financing and shall complete construction in accordance with Exhibit 2. The first day after receipt of the Phase II Remainder Financing shall be the “Remainder Financing Phase II Build Out Start Date.”
9.2.6	For a period of thirty (30) days after EarthLink receives Covad’s written notice of Phase II Alternative Financing, Covad grants EarthLink a right of first refusal to proffer to Covad the financing of the Phase II Areas, and to receive consideration for such financing, on substantially the same terms and conditions as those of the Phase II Alternative Financing, as described in Covad’s written notice.
9.3	Non-Phase II Right of First Refusal. If (i) Covad declines to undertake the build out of the Phase II Areas pursuant to Section 9.2.4, and thereafter wishes to accept an offer of project financing from a strategic partner or partners prior to the ROFR Expiration Date (as defined below) that will be used for the initial build out of more than two hundred and fifty (250) Covad COs to provide XGDSL Services or (ii) Covad notifies EarthLink in writing that it plans to obtain the necessary financing for build out and deployment required to provide XGDSL Service in all or a portion of the Phase II Areas from an alternative source or mechanism or from a third party other than pursuant to Section 9.2.4, then Covad shall promptly notify EarthLink of such offer and such notice shall include a detailed and accurate summary of all material terms of such financing (“XGDSL Financing”). For the avoidance of doubt, the foregoing restriction shall not apply to any general corporate financial market transaction or financing provided by financial institutions. The “ROFR Expiration Date” is the date that is eighteen (18) months after Covad provides notice to EarthLink that it is declining to undertake the build out of the Phase II Areas pursuant to Section 9.2.4 above.

For a period of thirty (30) days after EarthLink receives Covad’s written notice of XGDSL Financing, Covad grants EarthLink a right of first refusal to proffer to Covad the financing of such equipment, and to receive consideration for such financing, on substantially the same terms and conditions as those of the XGDSL Financing, as described in Covad’s written notice. If EarthLink elects to proffer such financing during such thirty (30) day period, then prior to issuance of such financing the Parties shall execute agreements containing the material terms of the XGDSL Financing and other terms and conditions that are mutually agreed upon by the Parties.

10.	ABUSE AND ACCEPTABLE USE POLICY.

As each Party has an Acceptable Use Policy that is materially consistent with the other Party, EarthLink and Covad agree that they will work together to protect against abuse and spamming by End Users and that it is not necessary to post or link to the other Party’s policy. Prior to terminating the XGDSL Service of any EarthLink End User for an abusive act, Covad will use commercially reasonable efforts to provide notice of the problem to EarthLink and allow EarthLink a first right to take appropriate remedial action.

Parties agree to comply with U.S. export laws concerning the transmission of technical data and other regulated materials via the XGDSL Services. Upon expiration, cancellation or termination of the Agreement, EarthLink agrees to relinquish any IP addresses or address blocks assigned to EarthLink by Covad or by any of Covad’s network service suppliers.
11.	CONFIDENTIALITY/NON-DISCLOSURE.
11.1	In the performance of this Agreement, each Party may disclose to the other Party certain Proprietary Information. For the purposes of this Agreement, (i) “Proprietary Information” means Trade Secrets and Confidential Information, whether of EarthLink, Covad or of a third party which has provided such information to either EarthLink or Covad and includes the specific terms of this Agreement; (ii) “Trade Secrets” means trade secrets as defined under New York law, as amended from time to time; (iii) “Confidential Information” means information that is of value to its owner and is treated as confidential other than Trade Secrets; (iv) “Discloser” means the Party that is providing Proprietary Information to the other Party to this Agreement; and (v) “Recipient” means the Party that is receiving Proprietary Information from the other Party to this Agreement.

11.2	Recipient acknowledges and agrees that Proprietary Information provided by Discloser shall remain the sole and exclusive property of Discloser or a third party providing such information to Discloser. Recipient shall not disclose or use, directly or indirectly, by any means, or for any purpose the Proprietary Information provided by Discloser (or assist in any of the foregoing) except as expressly provided for in this Agreement. The disclosure of such Proprietary Information to Recipient does not confer upon Recipient any license, interest, or rights of any kind in or to the Proprietary Information, except as expressly provided under this Agreement. Subject to the terms set forth herein, Recipient shall protect the Proprietary Information provided by Discloser with the same degree of protection and care Recipient uses to protect its own Proprietary Information, but in no event less than reasonable care. With regard to Trade Secrets, the obligations in this Section shall continue for so long as such information continues to be a Trade Secret. With regard to Confidential Information, the obligations in this Section shall continue for the Term and for a period of three (3) years thereafter.

11.3	Nothing in this Section shall prohibit or limit Recipient’s disclosure or use of information if Recipient proves (i) at the time of disclosure hereunder such information is generally available to the public; (ii) after disclosure hereunder such information becomes generally available to the public, except through breach of this Agreement by Recipient; (iii) such information was in Recipient’s possession prior to the time of disclosure by Discloser and was not acquired directly or indirectly from Discloser; or (iv) the information becomes available to Recipient from a third party which is not legally prohibited from disclosing such information. If the Recipient is required to disclose Proprietary Information by a governmental agency or by operation of law, then Recipient shall first use reasonable efforts to notify Discloser prior to disclosure in order to give Discloser an opportunity to seek an appropriate protective order and/or waive compliance with the terms of this Agreement and shall disclose only that part of the Proprietary Information which Recipient is required to disclose.
12.	NOTICE.

Communication. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five (5) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of EarthLink, such notice will be provided to both the Vice President for Operations, Steven Dean (fax no. 404-283-1056) and the General Counsel of EarthLink (fax no. 404-892-7616), each at the address of EarthLink set forth in the first paragraph of this Agreement. In the case of Covad, such notice will be provided to the Chief Executive Officer and to the General Counsel for Covad (fax no. 408-952-7539). The notice address shall be the address for Covad set forth in the first paragraph of this Agreement.
     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed and delivered by its duly authorized representative as of the day and year first set forth above.

Covad Communications Company	EarthLink, Inc.

By: /s/ Charles Hoffman	By: /s/ Kevin M. Dotts

Name: Charles Hoffman	Name: Kevin M. Dotts

Title: President and CEO	Title: Executive Vice President, CFO

Date: March 29, 2006	Date: March 29, 2006